Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACT:

Robert C. Griffith	Joseph N. Jaffoni
Chief Operating Officer/Chief Financial Officer	Jaffoni & Collins Incorporated
303/706-0778	212/835-8500 or flyr@jcir.com

Navigant International (FLYR.PK) to Re-Schedule 2005 Third Quarter Reporting Date

- Company Seeking Waivers and Amendments from Lenders -

Denver, CO., October 21, 2005 – Navigant International, Inc. (which does business as TQ3Navigant—Pink Sheets: FLYR), the second largest provider of corporate travel management services in the United States based on airline tickets sold, announced today that it will re-schedule the reporting of its 2005 third quarter results, previously planned for October 25, as it is seeking waivers and amendments from its lenders regarding non-compliance with certain covenants in the Company’s credit facility as of September 25, 2005.

A primary cause of Navigant’s non-compliance was the unanticipated delay in $3,000,000 of payments due from vendors. These amounts were due prior to September 25, 2005, but were not paid until after that date. The vendors have now paid the amounts. Another cause was an unanticipated reduction in net earnings of approximately $350,000 due to the impact of hurricanes Katrina and Rita.

For the fiscal quarter ended September 25, 2005, the Company did not comply with the Consolidated Total Leverage Ratio and the Consolidated Senior Leverage Ratio covenants as defined in its Credit Facility. Under the Credit Facility, Navigant was required to have a Consolidated Total Leverage Ratio of 3.80:1 as of September 25, 2005; the actual ratio was 3.85:1. The Credit Facility also required Navigant to have a Consolidated Senior Leverage Ratio of 2.5:1 as of September 25, 2005; the actual ratio was 2.53:1.

Navigant currently expects to secure waivers and amendments from its lenders, but there is no certainty that such waivers and amendments will be granted. Navigant intends to establish a new third quarter reporting date once it has completed its discussions with its lenders and will provide conference call and webcast details as soon as possible thereafter.

About Navigant International, Inc. Denver-based Navigant International, Inc., d/b/a TQ3Navigant, is a global provider of travel management solutions that add significant value by reducing costs, increasing management and control, and improving travel efficiency. The Company delivers integrated travel management solutions blending advanced technology with personalized service and expertise. The Company currently employs approximately 5,200 Associates and has operations in approximately 1,000 locations in 23 countries and U.S. territories. Navigant’s shares are traded over-the-counter under the symbol FLYR.

This news release contains forward-looking statements, including statements about the Company’s financial results, leverage ratios and the Company’s expectation that it will secure waivers and amendments from its lenders following non-compliance with certain covenants in the Company’s credit facility. Investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Actual events or results may differ materially from those discussed in the forward-looking statements as a result of various factors, including, without limitation, the inability of the Company to secure waivers and amendments from its lenders regarding non-compliance with certain covenants in the Company’s credit facility and other risks described in the Company’s annual report on Form 10-K for the year ended December 26, 2004, and the risk factors detailed from time to time in the Company’s SEC reports, including the reports on Forms 10-K and 10-Q. The forward-looking statements made herein are only as of the date of this press release, and the Company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

# # #